Exhibit 2.4
BRANDING AGREEMENT
between
FAIRPOINT COMMUNICATIONS, INC.
and
IDEARC MEDIA CORP.
Dated as of March 31, 2008

BRANDING AGREEMENT
     This Branding Agreement (the “Branding Agreement”), dated as of March 31, 2008, is between FairPoint Communications, Inc., a Delaware corporation (“Licensor”), and Idearc Media Corp., a Delaware corporation (“IMC” or “Licensee”) (Licensor and Licensee being hereinafter referred to individually as a “Party” and collectively as the “Parties”).
     WHEREAS, Verizon Communications Inc. (“Verizon”), Spinco’s ultimate parent company, and Spinco have entered into a Distribution Agreement, dated as of January 15, 2007 (the “Distribution Agreement”), pursuant to which (i) Verizon shall separate the Spinco Assets (as defined in the Distribution Agreement) from the Verizon Assets (as defined in the Distribution Agreement) and (ii) Verizon shall distribute all of the issued and outstanding shares of Spinco Common Stock to Verizon’s stockholders (the “Distribution”);
     WHEREAS, Spinco and FairPoint Communications, Inc. (“Buyer”) have entered into an Agreement and Plan of Merger, dated as of January 15, 2007 (the “Merger Agreement”), pursuant to which Buyer will merge with and into Spinco (the “Merger”) immediately after the consummation of the Distribution;
     WHEREAS, IMC, Verizon and certain of Verizon’s Affiliates are parties to a Publishing Agreement, dated as of November 17, 2006 (the “Verizon Publishing Agreement”), Section 3.8(c) of which provides, among other things, that in the event Verizon ceases to provide local telephone service in certain geographic areas (the “Verizon Service Areas”), Verizon shall require the acquiring Person to agree to enter into with IMC, and IMC shall enter into with such Person, certain agreements, including an agreement equivalent in all material respect to the Branding Agreement, between Verizon Licensing Company and IMC, dated as of November 17, 2006 (the “Verizon Branding Agreement”), other than any terms of the Verizon Branding Agreement that do not relate to the license granted pursuant to Section 2(b) of the Verizon Branding Agreement or that relate to that portion of the license granted pursuant to Section 2(b) thereof that applies to Special Directory Products (as defined in the Verizon Branding Agreement) or portion thereof;
     WHEREAS, as a result of the Distribution and the Merger, Verizon will cease to provide local telephone service in the Service Areas, which are Verizon Service Areas, and, therefore, in accordance with Section 3.8(c) of the Verizon Publishing Agreement, Spinco, as the acquiror of the access lines with which Verizon provides such service, and IMC have agreed to enter into this Agreement;
     WHEREAS, IMC, Spinco and certain of Spinco’s Affiliates have entered in to Publishing Agreement, dated as of the date hereof, (the “Publishing Agreement”) pursuant to which IMC will fulfill the Publishing Obligations (as defined in the

Publishing Agreement) of Spinco on the terms and conditions set forth in the Publishing Agreement; and
     WHEREAS, following the Distribution, in connection with and furtherance of, and as consideration for, the performance by Licensee of its obligations under the Publishing Agreement, Licensee will have an exclusive, limited license to use the trademarks, service marks, domain names, slogans, geographical indications, trademark designs, logos and trade names identified on Schedule A attached hereto and hereby made a part of this Branding Agreement (the “Licensed Marks”) in connection with the printing and distribution of the Primary Directories (other than Internet Services), but only for so long as and to the extent that Licensee performs the Publishing Obligation pursuant to the Publishing Agreement, and upon the following terms and conditions.
ARTICLE I
     In consideration of the mutual promises contained herein and intending to be legally bound, the Parties agree as follows:
     1. Definitions. Capitalized terms used herein have the meanings set forth below or in the body of this Branding Agreement.
     “Activity Default Notice” is defined in Section 11(c)(v).
     “Affiliate” is defined in the Publishing Agreement.
     “Business” means the business of publishing and providing directory products and services, consisting principally of searchable (e.g., by alphabet letter or category) multiple wireline telephone listings and classified advertisements primarily of Persons located in the Territory that are targeted primarily at and distributed primarily to end users located in the Territory in tangible media (e.g., paper directories), electronic media (e.g., Internet) and digital media (e.g., PDA download) and soliciting and entering into agreements with advertisers to place advertising in the foregoing directory products; provided, however, the foregoing shall not include directory products and services comprised primarily or substantially of wireless telephone listings.
     “Business Day” means a day (excluding Saturday and Sunday) on which banks generally are open for the transaction of business in New York, New York.
     “Buyer” is defined in the Recitals of this Branding Agreement.
     “Directory Product” means a telephone directory product consisting principally of searchable (e.g., by alphabet letter or category of products or services) multiple wireline telephone listings and/or classified advertisements that is delivered or otherwise made available to end users in tangible media (e.g., paper directories, CD-ROM) or digital media (e.g., PDA download).

     “Deficiency” is defined in Section 11(iv) of this Branding Agreement.
     “Effective Date” means the date on which the Effective Time occurs.
     “Effective Time” means immediately after the Distribution.
     “ILEC” means an incumbent local exchange carrier.
     “IMC” is defined in the Preamble of this Branding Agreement.
     “IMC Co-Brand Marks” is defined in Section 4(d) of this Branding Agreement.
     “Intellectual Property” means all (i) United States and foreign patents and patent applications of any kind, (ii) United States and foreign works of authorship, mask-works, copyrights, and copyright and mask work registrations and applications for registration, and (iii) Trademarks and (iv) all unpatented inventions (whether or not patentable), trade secrets, know-how and proprietary information, including but not limited to (in whatever form or medium), discoveries, ideas, compositions, formulas, computer programs (including source and object codes), computer software documentation, database, drawings, designs, plans, proposals, specifications, photographs, samples, models, processes, procedures, data, information, manuals, reports, financial, marketing and business data, and pricing and cost information, correspondence and notes, and any rights or licenses in the foregoing which may be granted without the payment of compensation or other consideration to any Person
     “Internet Services” means the marketing, advertising, sale and/or provision of services offered by Company as of November 17, 2006, delivered over wireless networks to the handsets of end users, which are known as “SuperPages On the Go” services.
     “License” means the licenses granted in Section 2(a) of this Branding Agreement.
     “License Term” means the period from the Effective Time until the termination or cancellation of this Branding Agreement pursuant to Section 11.
     “Licensee” is defined in the Preamble of this Branding Agreement.
     “Licensed Marks” is defined in the Recitals of this Branding Agreement.
     “Licensor” is defined in the Preamble of this Branding Agreement.
     “Non-Compete Agreement” means the Non-Competition Agreement entered into as of the date hereof between Spinco and IMC.
     “Notice of Deficiency” is defined in Section 11(iv) of this Branding Agreement.

     “Person” is defined in the Publishing Agreement.
     “Primary Directories” is defined in the Publishing Agreement. Without limiting the foregoing, Primary Directories shall also include: (i) any Directory Product Licensee is required to Publish pursuant to the terms of the Publishing Agreement; and (ii) any underlay or overlay (as such terms are generally used in the telephone directories publishing business) print Directories Products that cover all or a portion of a geographic area covered by a Primary Directory, which, for the avoidance of doubt, includes portable, compact-sized directories that may lack some of the features of full-sized directories.
     “Publish” or “Publisher” is defined in the Publishing Agreement.
     “Publishing Agreement” is defined in Recitals of this Branding Agreement.
     “Related Agreements” means the Publishing Agreement and the Branding Agreement.
     “Restricted Activity Default” is defined in Section 11(c)(v).
     “Service Area(s)” is defined in the Publishing Agreement.
     “Spinco” is defined in the Preamble of this Branding Agreement.
     “Standards” is defined in Section 4 of this Branding Agreement.
     “Subsidiary” means, with respect to any Person, any Person in which such Person has a direct or indirect equity or ownership interest in excess of 50%.
     “Telecommunications Services” is defined in Section 11(c)(v) of this Branding Agreement.
     “Territory” means (A) with respect to tangible media Directory Products, the then current Service Area(s); and (B) with respect to digital media Directory Products, the United States of America, excluding its territories or possessions, in each case as modified, from time to time, pursuant to: (i) Section 3.8 of the Publishing Agreement; (ii) any partial termination/cancellation pursuant to Section 11 hereof of the licenses granted hereunder; (iii) any termination of the Non-Competition Agreement pursuant to Section 4.2(e) of the Non-Compete Agreement and (iv) any termination/cancellation of a Service Area(s) pursuant to Section 6.2(e) of the Publishing Agreement.
     “Unauthorized Use” is defined in Section 6(a) of this Branding Agreement.
     “Verizon Branding Agreement” is defined in Recitals of this Branding Agreement.

     “Verizon Publishing Agreement” is defined in Recitals of this Branding Agreement.
     “Verizon Service Areas” is defined in Recitals of this Branding Agreement.
     “Video Services” is defined in Section 11(c)(v) of this Branding Agreement.
     2. Grant of Licenses and Rights.
     (a) Subject to previously granted rights and licenses, if any, and subject to the terms and conditions of this Branding Agreement and effective upon the Effective Time, Licensor hereby grants to Licensee and to its Subsidiaries the following licenses:
     (i) a personal, royalty-free, fully paid-up, (A) exclusive and nontransferable (except and to the extent expressly permitted pursuant to Section 16 below) right and license to use the Licensed Marks in connection with the conduct of the Business in the Territory (excluding digital media Directory Products and Internet Services) by IMC and its Subsidiaries during the License Term of this Branding Agreement, (B) nonexclusive and nontransferable (except as expressly permitted pursuant to Section 16 below) right and license to use the Licensed Marks in connection with the publishing, printing and distribution of digital media Directory Products (excluding Internet services) in the Territory in which such digital media directory Product is authorized to be Published and for the license term specified below;
     (ii) a personal, royalty-free, fully paid-up, (A) exclusive and nontransferable (except as expressly permitted pursuant to Section 16 below) right and license to use the Licensed Marks in connection with the solicitation of and sale to Persons solely located in or solely conducting business in the Territory of classified advertising and telephone listings for inclusion in tangible media Directory Products in the Territory during the License Term; and (B) nonexclusive and nontransferable (except as expressly permitted pursuant to Section 16 below) right and license to use the Licensed Marks in connection with the solicitation of and sale to Persons located in or conducting business in the Territory of classified advertising and telephone listings for inclusion in Directory Products during the License Term; and
     (iii) a personal, royalty-free, fully paid-up, nonexclusive and nontransferable (except as expressly permitted pursuant to Section 16 below) right and license, during the License Term, to identify Licensee (including on business cards, correspondence, order forms, approved signage for Primary Directories, customer bills and sales collateral, provided they include, respectively, billing and sales collateral for Primary Directories bearing Licensed Mark) as “the official publisher of [Spinco] print directories,” in a form and content approved by Licensor pursuant to Section 4, in the Service Areas.
     (b) Licensee shall have the right to grant sublicenses during the License Term of its licensed rights with respect to the Licensed Marks to its Subsidiaries, resellers, agents, distributors and dealers in connection with the conduct solely in the Territory of the applicable portion of the Business of Licensee and Licensee’s Subsidiaries during the License Term; provided that:
     (i) Licensee shall not grant any other sublicense without the prior written approval of Licensor, which approval shall not be unreasonably withheld or delayed;
     (ii) Such sublicenses shall be in writing, shall be subject to compliance with the terms of this Branding Agreement, shall provide for a term not to exceed the License Term, shall terminate when this Branding Agreement or the applicable license terminates, is cancelled or expires, whichever occurs first, and shall prohibit further sublicensing without Licensor’s prior written consent;
     (iii) Such sublicenses shall provide that should the sublicensee or any of its Affiliates become bankrupt or file a petition in bankruptcy, or should the business of any such entity be placed in the hands of a receiver, assignee or trustee for the benefit of creditors, whether by voluntary act of the entity or otherwise, all licenses and rights granted pursuant to such sublicense to such entity (including its Affiliates, if any) shall terminate automatically; and
     (iv) Licensee shall not have the right to grant any sublicenses to any provider of Telecommunication Services or Video Services.
     (c) Licensee may sublicense the Licensed Marks to any Person (other than any provider of Telecommunication Services or Video Services) with which Licensee forms a joint venture, marketing alliance, co-branding alliance or strategic alliance, in each instance solely to permit such joint venture, marketing alliance, co-branding alliance or strategic alliance to market, advertise, sell and provide products and services in the conduct solely in the Territory of the applicable portion of the Business by Licensee and Licensee’s Subsidiaries in connection with the Licensed Marks; provided that:
     (i) Licensee shall not grant such sublicenses without the prior written approval of Licensor, which approval shall not be unreasonably withheld or delayed;
     (ii) Such sublicenses shall be in writing, shall be subject to compliance with the terms of this Branding Agreement, shall provide for a term not to exceed the License Term, shall terminate when this Branding Agreement or the applicable license terminates, is cancelled or expires or when the joint venture or alliance terminates, is cancelled or expires, whichever occurs first, and shall prohibit further sublicensing without Licensor’s prior written consent; and
     (iii) Such sublicenses shall provide that should the sublicensee, any Person in such joint venture or alliance, or any Affiliates of any of the foregoing become bankrupt or file a petition in bankruptcy, or should the business of any such entity be placed in the hands of a receiver, assignee or trustee for the benefit of creditors, whether by voluntary act of the entity or otherwise, all licenses and rights granted pursuant to such sublicense to such entity (including its Affiliates, if any) shall terminate automatically.
     (d) Except and to the extent expressly permitted pursuant to Section 2(a), Licensee, its Subsidiaries and Licensee’s sublicensees shall not use the Licensed Marks in connection with the marketing, advertising, sale or provision of any goods or services to Persons outside the Territory or otherwise in the conduct of any Business outside of the Territory; provided, however, (i) Licensee, Licensee’s Subsidiaries and Licensee’s sublicensees may provide a de minimis number of Directory Products using the Licensed Marks to Persons located outside of the Territory or the geographic area in which such Directory Product is permitted to be Published; and (ii) the inclusion of de minimis content from outside the Territory or the geographic area in which such Directory Product is permitted to be Published in Directory Products primarily including listings of Persons located in the Territory or geographic area in which such Directory Product is permitted to be Published and primarily directed at end users located in the Territory or geographic area in which such Directory Product is permitted to be Published shall not be a use of the Licensed Marks outside of the Territory or geographic area in which such Directory Product is permitted to be Published.
     (e) Except and only to the extent expressly provided herein, and then only during the License Term, nothing contained herein shall restrict Licensor’s ability to use or sublicense the use of any Licensed Marks. Notwithstanding the foregoing, nothing contained herein shall prevent Licensor or its Affiliates from using any Licensed Marks to: (i) market, advertise, sell or provide internet-based services on and through websites on the Internet (as defined in the Non-Competition Agreement), including, but not limited to the website at “www.[ ].com,” or any other communications networks; (ii) publish and provide directory products and services primarily comprised of listings of Persons located or doing business outside of the Territory for which an exclusive license has been granted; (iii) publish and provide directory products and services primarily comprised of listings of Persons located or doing business outside of the Territory for which an exclusive license has been granted but including listings of Persons located or doing business in the Territory for which an exclusive license has been granted that are de minimis when compared to the entirety of the listings included in such directory products and services and when compared to the totality of the listings that are available in the

Territory for which an exclusive license has been granted for inclusion in such directory products and services; (iv) publish and provide directory products and services primarily comprised of listings of wireless telephone numbers, including those of Persons located or doing business in the Territory for which an exclusive license has been granted; (v) distribute or make available in the Territory for which an exclusive license has been granted any of the foregoing directory products or services.
     3. Inspection and Quality Control.
     (a) Licensor has the right to control the quality of the products and services marketed, advertised, sold or provided by Licensee, Licensee’s Subsidiaries and Licensee’s sublicensees in connection with the use of the Licensed Marks as specifically described herein.
     (b) Licensee agrees that the nature and quality of all products and services provided by Licensee, Licensee’s Subsidiaries and Licensee’s sublicensees which are marketed, advertised, sold or provided under or in association with the use of any Licensed Marks shall conform to such guidelines and standards as are provided in writing from time to time by Licensor, and, in any event, shall be of at least the quality of the products and services provided by IMC under the Verizon Branding Agreement immediately prior to the Effective Time.
     (c) Licensee agrees to reasonably cooperate, and to require Licensee’s Subsidiaries and Licensee’s sublicensees to cooperate, with Licensor in facilitating Licensor’s control of the nature and quality of the products and services provided by Licensee, Licensee’s Subsidiaries or Licensee’s sublicensees in connection with the use of the Licensed Marks, and to permit (and require its Subsidiaries and sublicensees to permit) reasonable, periodic inspections of Licensee’s, Licensee’s Subsidiaries’ and Licensee’s sublicensees’ operations as requested in writing by Licensor. Such inspection shall be at Licensor’s expense. Licensee agrees, and will require Licensee’s Subsidiaries and Licensee’s sublicensees to agree, that the products and services provided by Licensee, Licensee’s Subsidiaries and Licensee’s sublicensees which are marketed, advertised, sold or provided in connection with the use of the Licensed Marks will be marketed, advertised, sold and provided in accordance with all applicable laws and regulations and in compliance with any regulatory agency that has jurisdiction over such matters.
     (d) Except to the extent that compliance with the last sentence of Section 3(c) requires a higher standard of quality, Licensor agrees that Licensee will have met the required standards of quality with respect to the physical attributes (i.e., paper quality, weight and thickness, materials used for covers, spine tabs, tip ons and fold out, but expressly excluding any content or intellectual property in or on the foregoing) of a tangible Directory Product if Licensee can demonstrate that such physical attributes of its

Directory Products are of at least of the quality as those provided by the three largest publishers of tangible Directory Products in the United States (excluding Licensee).
     4. Form of Use of Licensed Marks.
     (a) Licensee agrees that the style of use of the Licensed Marks shall be in the form and style conforming to Licensor’s trademark usage guidelines and Brand Identity Standards (“Standards”) attached hereto as Schedule B, as approved by Licensor. Licensor may update the Standards from time to time. Licensee shall comply with any updated Standards as soon as reasonably practicable. Licensee shall submit to Licensor for review and approval, prior to proposed use, materials in which the Licensed Marks or are used in accordance with the following:
     (i) At least thirty (30) calendar days prior to proposed use – during the first six (6) months after the Effective Date;
     (ii) At least fifteen (15) calendar days prior to proposed use – during the second six (6) months after the Effective Date; and
     (iii) At least ten (10) calendar days prior to proposed use – during the balance of the License Term.
     In the event that Licensor does not respond within the applicable time frame set forth above, the submission will be deemed approved. Except as provided in the immediately foregoing sentence, Licensee, its Subsidiaries and Licensee’s sublicensees shall not publish, distribute or use any such advertising. promotional materials or products or services in which the Licensed Marks are used without the prior written approval of the representative of Licensor listed on Schedule 4(a), which Schedule Licensor may amend from time to time.
     (b) Licensee also agrees that Licensee shall cause to appear on all advertisements, promotions and other displays on or in connection with which the Licensed Marks are used, such legends, markings and notices as Licensor may require in order to give appropriate notice of any trademark rights therein.
     (c) Notwithstanding any other provision of this Agreement, Licensee may not include on the front or back cover (inside or outside), tabs, spine or other three sides of, or packaging containing any print Directory Product or the cover, home page or similar feature of any non-print Directory Product (i) any advertising for Telecommunications Services or Video Services (other than that of Licensor or its Affiliates) or (ii) any name or brand (1) that is identified with the provision of Telecommunications Services or Video Services (other than that of Licensor or its Affiliates) except as required by applicable law or the Legal and Regulatory Requirements or (2) of any entity engaged in any business of the type listed in the charts set forth in pages 115-120 in the Standards and Ethics Policy attached as Schedule 4(c).
     (d) Subject to Licensor’s prior written approval, Licensee may co-brand the front covers and spines of the print Directories Products on which it is licensed to use the Licensed Marks hereunder with any trademark or trade name of Licensee (the “IMC Co-Brand Marks”), provided that the Licensed Marks are clearly the dominant brand (i.e., the IMC Co-Brand Marks will not be more than 80% of the size of the Licensed Marks, except as otherwise approved in writing by Licensor) on such covers and spines.
     (e) During the License Term, and unless otherwise expressly agreed in writing by Licensor the Licensed Marks will appear, at no cost to Licensor, clearly and conspicuously on the front cover and the spine of each Primary Directory in the Territory (a) in the format and style specified in the then current Standards and (b) in compliance with all other provisions of this Agreement. The design and layout of the front cover and the spines of any print Directories upon which any of the Licensed Marks will appear must be approved in writing by Licensor, and must comply with the then current Standards and the provisions of this Agreement. Licensee may not make any change to the Standards without the prior written consent of Licensor, which will not be unreasonably withheld, particularly as necessary to permit Licensee to take advantage of advertising sales opportunities that are being utilized by other significant directory publishers. Upon Licensor’s request, Licensee will provide Licensor with copies of the front cover and spine of any print Directory upon which any of the Licensed Marks will appear prior to publication in order for Licensor to ensure compliance with this Section 4(e).
     5. Ownership and Goodwill.
     (a) Licensor represents and warrants that one or more of Licensor’s Affiliates is the sole and exclusive owner of rights in the Licensed Marks and that Licensor has the authority to license the Licensed Marks to Licensee. Licensee acknowledges, and will obtain the acknowledgment of Licensee’s Subsidiaries and Licensee’s sublicensees, that one or more of Licensor’s Affiliates is the sole and exclusive owner of rights in the Licensed Marks, and Licensee, Licensee’s Subsidiaries and Licensee’s sublicensees undertake not to challenge the validity of the Licensed Marks, or the registration or application for registration or ownership of the Licensed Marks by such Affiliate(s) of Licensor, and agree that Licensee, Licensee’s Subsidiaries and Licensee’s sublicensees will do nothing inconsistent with such ownership.
     (b) Licensee further acknowledges and agrees, and will obtain the acknowledgment and agreement of Licensee’s Subsidiaries and Licensee’s sublicensees, that all use of the Licensed Marks by Licensee, Licensee’s Subsidiaries and Licensee’s sublicensees and all goodwill developed therefrom shall inure to the benefit of and be on behalf of Licensor. Licensee agrees, and Licensee’s Subsidiaries and Licensee’s sublicensees will agree, that nothing in this Branding Agreement shall give Licensee, Licensee’s Subsidiaries or Licensee’s sublicensees any right, title or interest in or to the Licensed Marks other than the right to use the Licensed Marks in the manner expressly permitted by this Branding Agreement.
     (c) Licensee agrees, and will obtain the agreement of Licensee’s Subsidiaries and Licensee’s sublicensees, that Licensee, Licensee’s Subsidiaries and Licensee’s sublicensees will not utilize the Licensed Marks or any confusingly similar trademarks, service marks, trade names or domain names, except as expressly permitted hereunder. Licensee agrees that it will not (and will obtain the agreement of Licensee’s Subsidiaries and Licensee’s sublicensees that they will not) hereafter seek registration of the Licensed Marks or any confusingly similar trademarks, service marks, trade names or domain names in its own name or in the name of Licensee’s Subsidiaries.
     (d) Licensee agrees, and will obtain the agreement of Licensee’s Subsidiaries and Licensee’s sublicensees, to cooperate with Licensor, at Licensor’s expense, in the procurement of any registration of the Licensed Marks which Licensor may choose to undertake at Licensor’s sole discretion, including, but not limited to supplying evidence of use of the Licensed Marks to Licensor.
     6. Infringement.
     (a) In the event that Licensee, any of Licensee’s Subsidiaries or Licensee’s sublicensees becomes aware of any unauthorized use of the Licensed Marks in the Territory, or of any uses of confusingly or substantially similar trademarks, service marks, trade names or domain names, on or in connection with the marketing, advertising or provision of similar products or services (each, an “Unauthorized Use”), Licensee shall promptly provide Licensor with written notice thereof.
     (b) Licensor shall have the right, but not the obligation (except as otherwise expressly provided in this Section 6(b) or in Section 6(c)), to challenge and attempt to eliminate each Unauthorized Use. In the event that Licensor decides to bring an enforcement action, Licensee shall reasonably cooperate (and shall require Licensee’s Subsidiaries and Licensee’s sublicensees to reasonably cooperate), at Licensor’s expense, with Licensor in investigating, prosecuting and settling any enforcement action instituted by Licensor against any Person engaging in an Unauthorized Use. Licensor may bring an action in the name of Licensor alone or in the name of both Licensor and Licensee (including Licensee’s Subsidiaries and Licensee’s sublicensees) with counsel of Licensor’s choosing but at Licensor’s expense. Licensee, at its own expense, shall have the right to participate with counsel of its own choice in the investigation, prosecution and/or settlement of any such enforcement action instituted by Licensor. Licensor shall retain any and all proceeds recovered in any such enforcement action.

     (c) Subject to Section 6(b), neither Licensee, any Subsidiary of Licensee nor any of Licensee’s sublicensees shall have the right to prosecute or settle an infringement action against any Person who engages in an Unauthorized Use.
     7. Filing, Prosecution and Maintenance. Licensor shall be responsible for and shall use commercially reasonable efforts to file, prosecute and maintain all trademarks and domain names and related registrations and registration applications for the Licensed Marks in the Territory. Except and to the extent expressly provided herein, nothing contained in this Branding Agreement shall be construed as:
     (a) requiring the securing or the maintaining of any intellectual property protection for the Licensed Marks;
     (b) a warranty or representation as to the validity or scope of the Licensed Marks;
     (c) an agreement to bring or prosecute actions or suits against third parties for Unauthorized Use; or
     (d) conferring by implication, estoppel or otherwise any license or other right under any other Intellectual Property, except as expressly granted herein.
     8. Indemnification.
     (a) Licensee, on behalf of itself, Licensee’s Subsidiaries and Licensee’s sublicensees, shall indemnify and hold harmless Licensor and its officers, directors, stockholders, employees and agents from and against any and all losses, claims, damages, liabilities, obligations, penalties, judgments, awards, costs, and expenses, including without limitation the costs and expenses (including reasonable attorney’s fees), as and when incurred, of investigating, preparing or defending any action, suit, proceeding or investigation asserted by a third party, to the extent caused by, relating to, based upon, arising out of or in connection with the use of a Licensed Mark by Licensee or its Subsidiaries or sublicensees on or after the Effective Date. Licensee’s indemnity obligation is contingent upon Licensor giving (to the extent Licensor has received notice of any such action, suit, proceeding or investigation), and Licensor shall give, prompt written notice to Licensee of any action, suit, proceeding or investigation asserted by a third party against Licensor or any of its Affiliates to the extent caused by, relating to, based upon, arising out of or in connection with such use of a Licensed Mark by Licensee or its Subsidiaries or sublicensees on or after the Effective Date.
     (b) Licensor, on behalf of itself and its Affiliates, shall indemnify and hold harmless Licensee and its officers, directors, stockholders, employees and agents from and against any and all losses, claims, damages, liabilities, obligations, penalties, judgments, awards, costs, and expenses, including without limitation the costs and expenses (including reasonable attorney’s fees), as and when incurred, of investigating, preparing or defending any action, suit, proceeding or investigation asserted by a third party, to the extent caused by, relating to, based upon, arising out of or in connection with the use of a Licensed Mark by Licensor or its Affiliates prior to the Effective Date. Licensor’s indemnity obligation is contingent upon Licensee giving (to the extent Licensee has received notice of any such action, suit, proceeding or investigation), and Licensee shall give, prompt written notice to Licensor of any action, suit, proceeding or investigation asserted by a third party against Licensee or any of its Affiliates to the extent caused by, relating to, based upon, arising out of or in connection with such use of a Licensed Mark by Licensor or its Affiliates prior to the Effective Date.
     9. Assignment of Goodwill. Licensee, on behalf of itself, Licensee’s Subsidiaries and Licensee’s sublicensees, hereby assigns to Licensor any and all goodwill Licensee, Licensee’s Subsidiaries or Licensee’s sublicensees may have accrued through any use it may have made of the Licensed Marks through the Effective Date, and agrees to and does hereby assign to Licensor any and all goodwill Licensee, Licensee’s Subsidiaries or Licensee’s sublicensees may accrue through any use they may make or have made of the Licensed Marks after the Effective Date.
     10. Additional Licensed Marks. The Parties may wish to extend this Branding Agreement to cover additional trademarks, service marks, domain names, slogans, geographical indications, trademark designs, logos or trade names owned by Licensor that it desires to license to Licensee and Licensee’s Subsidiaries and, in such event, the Parties agree that a letter agreement signed by both Parties shall be sufficient to extend this Branding Agreement and all of the terms and conditions hereof to such additional trademarks, service marks, domain names, slogans, geographical indications, trademark designs, logos or trade names, if any.
     11. Term and Termination/Cancellation. The term of this Branding Agreement shall commence at the Effective Time, and shall continue until the first to occur of (a) the expiration of the term of the Publishing Agreement, (b) termination or cancellation of the Publishing Agreement, or (c) termination or cancellation of this Branding Agreement in accordance with one of the following provisions:
     (i) This Branding Agreement may be terminated and cancelled at any time by mutual written agreement of the Parties.
     (ii) Licensee may terminate this Branding Agreement at any time upon delivering written notice to Licensor.
     (iii) If Licensee or any of its Subsidiaries voluntarily files for bankruptcy or makes an assignment for the benefit of its creditors, or an involuntary assignment or bankruptcy petition is made or filed against Licensee or any of its Subsidiaries, Licensor may immediately terminate the rights and licenses under Licensed Marks granted herein to the applicable entity, provided that notwithstanding the foregoing, Licensor shall have no right to terminate the rights and licenses under the Licensed Marks pursuant to this Section 11(c)(iii) if Licensee and/or its Subsidiaries are reorganizing within the context of a bankruptcy proceeding.
     (iv) If Licensor reasonably determines that Licensee’s conduct of its Business using the Licensed Marks materially does not meet the requirements set forth in this Branding Agreement (each, a “Deficiency”), Licensor may notify Licensee in writing, providing Licensee with a description of the Deficiencies (“Notice of Deficiency”). Licensee shall cure the Deficiencies within thirty (30) days after receipt of the Notice of Deficiency, and shall provide Licensor with evidence of such cure. If a Deficiency is not cured to the reasonable satisfaction of Licensor within forty-five (45) days following receipt of the Notice of Deficiency, Licensor may terminate/cancel this Branding Agreement (including Licensee’s license to identify itself as the official print directory publisher of Licensor) with respect to the Service Area in which the Deficiency specified in such Deficiency Notice occurred. Licensor may terminate this Branding Agreement in its entirety if Licensor has terminated/cancelled this Branding Agreement with respect to 20% or more of Licensor’s Subscribers (as defined in the Publishing Agreement) in the Service Areas, such percentage determined by using as a numerator the total number of Licensor’s Subscribers in the Service Areas with respect to which this Branding Agreement has been terminated/cancelled by Licensor and as a denominator the total number of Licensor’s Subscribers in the Service Areas in which Licensee would be permitted to use the Licensed Marks as set forth in this Branding Agreement had Licensor not elected to terminate/cancel this Branding Agreement with respect to any such Service Areas.
     (v) If Licensee or any of its Subsidiaries (i) engages in the marketing, sale or distribution of (A) any telecommunications, broadband access, internet connectivity, wireless communications or other comparable or successor telephony or voice or data products or services (“Telecommunication Services”) or (B) any video conferencing, television, cable, broadcast satellite, video on demand or other video services (“Video Services”) in any Service Area, (ii) acts as a sales agent for any Person with respect to the marketing, sale or distribution of Telecommunications Services or Video Services (other than Licensor or its Affiliates) in any Service Area or (iii) enters into a joint venture, strategic alliance, product bundling, revenue sharing or similar arrangement with any Person (other than Licensor or its Affiliates) pursuant to which such Person’s Telecommunications Services or Video Services are offered, marketed, sold or priced or otherwise provided in any Service Area in connection with Licensee’s

Directory Products (each of clauses (i), (ii) and (iii), a “Restricted Activity Default”), Licensee shall be in default of this Agreement and Licensor may provide written notice to Licensee specifying such Restricted Activity Default in reasonable detail (an “Activity Default Notice”). For avoidance of doubt, the Parties acknowledge that it shall not constitute a Restricted Activity Default if any owner or Affiliate of Licensee is a provider of Telecommunications Services or Video Services outside of the Service Area, so long as the activities set forth in clauses (i), (ii) and (iii) of the preceding sentence are not occurring in any Service Area with respect to any of Licensee’s Directory Products. So long as Licensee is in compliance with Section 4 (c), the Standards, Section 3.3(a)(ii) of the Publishing Agreement, and all other applicable provisions of this Agreement, the inclusion of advertising of a provider of Telecommunications Services or Video Services in any Directory Products shall not constitute a Restricted Activity Default. If within ninety (90) days of Licensee’s receipt of any Activity Default Notice Licensee has not cured the Restricted Activity Default specified in such Activity Default Notice, Licensee may terminate/cancel this Branding Agreement (including Licensee’s license to identify itself as the official print directory publisher of Licensor) with respect to the Service Area in which the Restricted Activity Default specified in such Activity Default Notice occurred. Notwithstanding the foregoing, if Licensee provides Licensor with written notice disputing the existence of the Restricted Activity Default specified in such Activity Default Notice within ninety (90) days of Licensee’s receipt of such Activity Default Notice, the Parties shall act in good faith to resolve such dispute and determine the appropriate remedial action pursuant to a Breach Resolution Process (as defined in the Publishing Agreement). If it is then determined that the Restricted Activity Default specified in such Activity Default Notice occurred and remains uncured, Licensor may terminate/cancel this Branding Agreement (including Licensee’s license to identify itself as the official print directory publisher of Licensor) with respect to the Service Area in which the Restricted Activity Default specified in such Activity Default Notice occurred. Licensor may terminate this Branding Agreement in its entirety if Licensor has terminated/cancelled this Branding Agreement with respect to 20% or more of Licensor’s Subscribers (as defined in the Publishing Agreement) in the Service Areas, such percentage determined by using as a numerator the total number of Licensor’s Subscribers in the Service Areas with respect to which this Branding Agreement has been terminated/cancelled by Licensor and as a denominator the total number of Licensor’s Subscribers in the Service Areas in which Licensee would be permitted to use the Licensed Marks as set forth in this Branding Agreement had Licensor not elected to terminate/cancel this Branding Agreement with respect to any such Service Areas.

     (vi) Upon any termination/cancellation of the Publishing Agreement pursuant to Sections 6.1(a), 6.2(a) or 6.2(c) thereof, this Branding Agreement shall terminate/cancel in its entirety.
     (vii) Upon any termination/cancellation of the Publishing Agreement pursuant to Sections 6.1(b), 6.2(b) or 6.2(d) thereof, this Branding Agreement shall terminate/cancel with respect to the applicable Service Area.
     (viii) If Licensor or its Affiliates cease providing service in a Service Area pursuant to the terms of Section 3.8 of the Publishing Agreement, the Branding Agreement shall terminate/cancel with respect to such Service Area.
     12. Effect of Termination/Cancellation/Expiration. Upon any termination, cancellation or expiration of this Branding Agreement or of the License, all rights of Licensee, Licensee’s Subsidiaries and any authorized sublicensees to use the applicable Licensed Marks in the manner provided for in this Branding Agreement shall revert automatically to Licensor, and Licensee, Licensee’s Subsidiaries and all authorized sublicensees shall immediately discontinue all use of the applicable Licensed Marks and shall, at Licensee’s discretion, destroy or deliver to Licensor all materials bearing the applicable Licensed Marks; provided that any print directory products for which production has been completed prior to the date of termination, and which cannot be reasonably modified to delete the applicable Licensed Marks therefrom, may be distributed by Licensee, its Subsidiaries and all authorized sublicensees pursuant to the terms and conditions of this Branding Agreement.
     13. Specific Performance. The Parties acknowledge and agree that Licensor would be irreparably damaged in the event any of the provisions of this Branding Agreement or any sublicense are not fully performed by Licensee or its Subsidiaries or sublicensees in accordance with their specific terms or are otherwise breached by the Licensee or its Subsidiaries or sublicensees and that in such event money damages would be an inadequate remedy for Licensor. Accordingly, Licensee, on behalf of itself and on behalf of Licensee’s Subsidiaries and sublicensees hereby agrees that the Licensor shall be entitled to seek an immediate injunction to prevent any breaches, including anticipatory or further breaches, of the provisions of this Branding Agreement and any sublicense and to enforce specifically the terms and provisions hereof in any action instituted in any federal, state or foreign court having jurisdiction, in addition to any other remedy to which the Licensor may be entitled at law or in equity. It is understood between the Parties that, in addition to the injunctive relief mentioned above, the Licensor shall be entitled to any other relief which may be deemed proper and customary, whether at law or in equity, as of the time such relief is sought, subject to the limitations and restrictions, if any, set forth in this Branding Agreement.
     14. Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury. This Branding Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York, without regard to the principles of conflict of law thereof. Each of the Parties (i) consents to submit itself to the personal jurisdiction of any Federal court located in the State of New York or any New York state court in connection with any dispute that arises out of this Branding Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Branding Agreement or any of the transactions contemplated hereby in any court other than a Federal court sitting in the State of New York or a New York state court. Each Party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Branding Agreement or any transaction contemplated hereby.
     15. Severability. If the application of any one or more of the provisions of this Branding Agreement shall be unlawful under applicable law and regulation, then the Parties will attempt in good faith to make such alternative arrangements as may be legally permissible and which carry out as nearly as practicable the terms of this Branding Agreement. Should any portion of this Branding Agreement be deemed to be unenforceable by a court of competent jurisdiction, the remaining portion hereof shall remain unaffected and be interpreted as if such unenforceable portion were initially deleted.
     16. Successors and Assigns. This Branding Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Notwithstanding anything to the contrary, Licensee may, upon prior notice to Licensor: (i) assign, without the consent of Licensor, any of the rights and obligations hereunder to any Affiliate of Licensee that is actually conducting the Business of Licensee, provided that such Affiliate agrees in writing to be bound by the terms and conditions of this Branding Agreement; or (ii) assign, without the consent of Licensor, any of its rights and obligations hereunder to a third party in connection with a sale of all or substantially all of the Business of Licensee and Licensee’s Subsidiaries (whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise) in the Territory, provided that such third party agrees in writing to be bound by the terms and conditions of this Branding Agreement. This Branding Agreement shall be freely assignable and transferable by Licensor to its Affiliates, any assignee of the Licensed Marks or any successor in interest of Licensor.
     17. Further Assurances. The Parties shall do and perform or cause to be done and performed all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments or documents, as the other Party may reasonably request in order to carry out the intent and purposes of this Branding Agreement.

     18. Notice. All notices and other communications under this Branding Agreement shall be in writing and shall be deemed to have been duly given when delivered personally, delivery charges prepaid, or five (5) Business Days after being sent by registered or certified mail (return receipt requested), postage prepaid, or three (3) Business Days after being sent by an internationally recognized express courier service, postage or delivery charges prepaid, to the Parties at their respective addresses stated on Schedule 18. Notices may also be given by facsimile and shall be effective on the date transmitted if confirmed within twenty-four (24) hours thereafter by a signed original sent in the manner provided in the preceding sentence. Any Party may change its address for notice and the address to which copies must be sent by giving notice of the new address to the other Party in accordance with this Section 18, except that any notice of such change of address shall not be effective unless and until received.
     19. Amendment; Waiver. This Branding Agreement may be amended only by agreement in writing of all Parties. No waiver of any breach of, or default under, this Branding Agreement shall constitute a waiver of any other breach of, or default under, this Branding Agreement, and no waiver shall be effective unless made in writing and signed by an authorized representative of the Party waiving the breach or default.
     20. Entire Agreement. This Branding Agreement and the Schedules attached hereto contain the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersede all prior understandings and agreements of the Parties with respect thereto.
     21. Headings. All captions and headings in this Branding Agreement are for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.
     22. No Agency. Nothing herein shall be construed as creating any agency, partnership or other form of joint enterprise between Licensor and Licensee.
     23. Survival. The provisions of Sections 1, 3, 4, 5, 7, 8, 9, and 11 through 26 shall survive the termination, cancellation or expiration of this Branding Agreement and continue in full force and effect thereafter.
     24. Negation of Other Rights and Licenses. Except and only to the extent expressly set forth in Section 2 of this Branding Agreement, or as expressly set forth in the Related Agreements, Licensee, on behalf of itself and its sublicensees, agrees that no other rights or licenses, express or implied, are granted under any other intellectual property rights of Licensor or its Affiliates.
     25. Counterparts; Facsimile. This Branding Agreement may be signed and delivered either originally or by facsimile, and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     26. Usage. All terms defined herein have the meanings assigned to them herein for all purposes, and such meanings are equally applicable to both the singular and plural forms of the terms defined. “Include,” “includes” and “including” shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing, lithography and other means of reproducing words in a visible form. Any instrument defined or referred to herein means such instrument as from time to time amended, modified or supplemented, including by waiver or consent and includes references to all attachments thereto and instruments incorporated therein. References to a Person are, unless the context otherwise requires, also to its successors and assigns. Any term defined herein by reference to any instrument has such meaning whether or not such instrument or Law is in effect. “Shall” and “will” have equal force and effect. “Hereof,” “herein,” “hereunder” and comparable terms refer to the entire instrument in which such terms are used and not to any particular article, section or other subdivision thereof or attachment thereto. References in an instrument to “Section” or another subdivision or to an attachment are, unless the context otherwise requires, to a section or subdivision of or an attachment to such instrument. References to any gender include, unless the context otherwise requires, references to all genders, and references to the singular include, unless the context otherwise requires, references to the plural and vice versa.
[Signature Page Follows]

     IN WITNESS WHEREOF, each of the Parties has caused this Branding Agreement to be executed in duplicate originals by its duly authorized representatives as of the date first above written.

FAIRPOINT COMMUNICATIONS, INC.
By:	/s/ Shirley J. Linn
	Name:	Shirley J. Linn
	Title:	Executive Vice President

IDEARC MEDIA CORP.
By:	/s/ Frank P. [illegible]
Name:
Title:

Explanatory Note Regarding Schedules
The following schedules were omitted pursuant to Item 601 (b)(2) of Regulation S-K. FairPoint agrees to furnish a copy of the omitted schedules to the SEC upon request.
Branding Agreement, dated as of March 31, 2008, by and between FairPoint Communications, Inc. and Idearc Media Corp.
•	Schedule A – Licensed Marks

•	Schedule B – Brand Identity Guidelines

•	Schedule 4 A – List of Licensor Representatives

•	Schedule 4 (C) – Standards and Ethics

•	Schedule 18 – Notices